Exhibit 99.1

Simplicity Esports Signs Agreement to Convert Promissory Notes into 5% Common Stock Ownership and Extension to Exchange Agreement with Software Company Diverted River Technology, LLC

The agreement converts over $6.1 million in debt into 5% common stock ownership in the combined companies at closing of the Diverted River Technology, LLC (“Diverted River”) exchange agreement.

Boca Raton, Florida — March 31, 2023 (GLOBE NEWSWIRE) — Simplicity Esports and Gaming Company (OTCQB:WINR) (“Simplicity Esports”) entered into an exchange agreement with all of its convertible promissory note holders to convert certain of their notes into common stock that totals 5% of the issued and outstanding shares after the closing of the Diverted River exchange agreement.

Simplicity Esports also entered into an extension of the previously signed exchange agreement with Diverted River. Pursuant to the terms of the exchange agreement, as amended, Simplicity Esports agreed to acquire 100% of the membership interests of Diverted River in exchange for 75% of the issued and outstanding shares of Simplicity Esports’ common stock. The parties agreed to close the transaction by July 14, 2023.

Roman Franklin, CEO of Simplicity Esports, stated, “I am delighted that we have secured an exchange agreement with our convertible noteholders to swap certain of their notes into 5% equity. I see tremendous potential with the Diverted River business and I think the 5% agreement with noteholders is a testament to their expectation of future value in the company. Diverted River’s founders have laid a solid foundation upon which to grow Diverted River into a powerhouse public company servicing the technology needs of the broader $35 billion family entertainment center industry in the U.S. and abroad.”

Following the closing, it is expected that Simplicity Esports’ name will be changed to Diverted River Technology, Inc., and the business of Simplicity Esports will become that of Diverted River, an Entertainment Technology Organization (ETO) focused on a sustainable, high margin, recurring revenue business model that requires limited capital expenditures. It is also expected that Zack Johnson, Diverted River’s CEO, will become CEO of the public company following the closing.

Mr. Johnson, CEO of Diverted River, added, “The noteholders agreeing to exchange over $6.1 million in debt into a 5% stake in our combined businesses is a major step toward closing our exchange agreement with Simplicity Esports. I look forward to working closely with Mr. Franklin and the Simplicity Esports Board of Directors to complete the remaining closing conditions and finalizing our transaction as quickly as possible.”

The transaction is subject to standard closing conditions, including the repayment of certain debts and achieving a minimum amount of working capital.

About Simplicity Esports and Gaming Company:

Simplicity Esports and Gaming Company (WINR) is the franchisor for 12 esports gaming centers that give the public an opportunity to experience gaming and esports in competitive and casual social settings, regardless of skill or experience.

About Diverted River Technology, LLC:

Diverted River is an ETO for the location-based entertainment (“LBE”) industry. Diverted River provides integration through their proprietary cloud-based user platform called Takoha into a multitude of entertainment, business, data and management systems to help managers and owners of LBEs provide a seamless experience for their customers while compiling all of their customers’ data in one analytics system. Diverted River was started by the founders of ggCircuit. ggCircuit was sold to NASDAQ listed Esports Entertainment Group for $26,000,000 in 2021.

Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond Simplicity Esports’ control, including those set forth in the Risk Factors section of Simplicity Esports’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on September 27, 2022 and our subsequent SEC filings, as amended or updated from time to time. Copies of Simplicity Esports’ filings with the SEC are available on the SEC’s website at www.sec.gov. Simplicity Esports undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Simplicity Esports Contact:

Roman Franklin
Chief Executive Officer
Roman@SimplicityEsports.com
855-345-9467